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                                          Rules 424(b)(3) and 424(c)
                                         Registration No. 333-13133


PROSPECTUS SUPPLEMENT
To Prospectus dated October 9, 1996
and Prospectus Supplements dated
November 6, 1996, December 12, 1996 and
January 8, 1997


                                LOGO

   U.S. Office Products Company (the "Company") has prepared this Prospectus Supplement to identify certain persons using the Company's Prospectus dated October 9, 1996, as supplemented by Prospectus Supplements dated November 6, 1996, December 12, 1996 and January 8, 1997 covering 37,651,948 shares of the Company's common stock, $.001 par value (the "Common Stock") for resale of their shares of Common Stock.

     This Prospectus Supplement covers the resale of 22,000 shares of Common Stock, of which 11,000 shares are being offered by Lawrence F. Glaser and 11,000 shares are being offered by Brian E. Stowers. As of January 27,
1997, Mr. Glaser and Mr. Stowers each beneficially owned 550,000 shares of Common Stock. After the resale by Mr. Glaser and Mr. Stowers, each will beneficially own 539,000 shares of Common Stock, or 1.0% of the Company's outstanding shares of Common Stock as of the date hereof. Mr. Glaser and Mr. Stowers were stockholders and officers of Fortran Corp., which the Company acquired on October 25, 1996, and currently serve as President and Vice President of Fortran Corp., which is now a wholly owned subsidiary of the Company.







         The date of this Prospectus Supplement is January 27, 1997